Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 19, 2012, relating to the combined financial statements and financial statement schedules of Comverse, Inc. and subsidiaries, Starhome B.V. and subsidiaries and Exalink Ltd. (the “Company”) included in Registration Statement on Form 10, as amended, No. 001-35572 of Comverse, Inc. This report expresses an unqualified opinion and includes two explanatory paragraphs relating to (1) a change in the method of recognizing revenue for multiple element arrangements for the year ended January 31, 2012 in accordance with the Financial Accounting Standards Board’s Accounting Standards Update (“ASU”) 2009-13, Multiple Deliverable Revenue Arrangements and ASU 2009-14, Certain Revenue Arrangements That Include Software Elements), and (2) allocations from Comverse Technology, Inc. and subsidiaries that may not reflect actual costs which would have been incurred had the Company operated as a separate entity.

/s/ Deloitte & Touche LLP

New York, New York

October 25, 2012